Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Alvarium Tiedemann Holdings, Inc. (formerly known as Cartesian Growth Corporation) on Form 10-K of our report dated April 17, 2023, with respect to our audits of the financial statements and related notes of Cartesian Growth Corporation as of December 31, 2022 and 2021 and for each of the two years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

West Palm Beach, FL

May 4, 2023